UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2015
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LIFEVANTAGE CORPORATION (Exact name of registrant as specified in its charter)
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Colorado	001-35647	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9785 S. Monroe Street, Suite 300, Sandy, UT 84070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
On February 4, 2015 LifeVantage Corporation (the “Company”) issued a press release announcing its financial results for the fiscal quarter ended December 31, 2014. A copy of the Company’s press release is attached as Exhibit 99.1 to this report and incorporated by reference.
The information furnished in this Item 2.02 and the exhibit hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 2, 2015, following mutual agreement with the Board of Directors of the Company, Douglas C. Robinson resigned from his role as President, Chief Executive Officer and Director effective immediately. On February 2, 2015, the Company issued a press release announcing this change, a copy of which is filed as Exhibit 99.2 hereto.
The Board of Directors formed a search committee to identify a qualified candidate to serve as the Company's next Chief Executive Officer. On an interim basis, the Board of Directors appointed Mr. Dave S. Manovich as Executive Vice Chairman of the Company and formed an interim Office of the President. The interim Office of the President will report directly to Mr. Manovich and will be comprised of the Company's senior operational officers: Shawn Talbott. Ph.D, Chief Science Officer, David Phelps, Chief Sales Officer, David Colbert, Chief Financial Officer, and Robert Urban, Chief Operating Officer. Mr. Manovich will act as the principal executive officer for SEC reporting purposes.
On February 2, 2015, the independent directors of the Company’s Board of Directors approved the material terms of Mr. Manovich’s compensation arrangement as interim Executive Vice Chairman, which includes (i) cash compensation of $30,000 per month; (ii) a grant of 50,000 shares of restricted stock that will vest in full on the first anniversary of the date of grant, subject to continued service with the Company; and (iii) reimbursing Mr. Manovich for his reasonable and customary expenses associated with establishing a temporary residency in Utah, including his expenses associated with commuting to Utah from his primary residence.
Mr. Manovich will continue to serve on the Company's Board of Directors but he will not receive compensation for his role as a director while serving as the Company's Executive Vice Chairman. Mr. Manovich resigned from the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Manovich was replaced by Garry Mauro on the Audit Committee and by Richard Okumoto on the Compensation Committee. Michael Beindorff was appointed to replace Mr. Manovich as Chair of the Nominating and Corporate Governance Committee and George Metzger was newly appointed to that committee.
Mr. Manovich, age 63, has been a member of the Company's Board of Directors since January 2012. Mr. Manovich has extensive experience in finance management and oversight, executive sales and marketing operations as well as distribution management and development. He currently serves as Managing Partner of D&S Investments, a private investment entity focused on portfolio management for long term capital appreciation, a position he has held since 2006. From 2001 to 2006 Mr. Manovich was retired. From 1999 to 2001, he served as Chief Operating Officer and Senior Vice President of @Road Inc., a start-up wireless data services company. From 1998 to 1999, he served as a Partner of Union Atlantic, LC, an investment and venture capital merchant banking company. From 1997 to 1998, he served as Executive Vice President at Apple Computer where he was responsible for worldwide sales and support. From 1996 to 1997, he served as Vice President of Sales for Fujitsu P.C. where he was responsible for sales and channel development for the U.S., Canada, Central and Southern America and Caribbean markets. From 1985 to 1996, he served in various positions at Apple Computer, including as Vice President of U.S. consumer division, Director of Business Markets and Country Manager for the UK/Ireland as well as Regional & District Sales Manager in the U.S. From 1983 to 1985, he served as District Manager and franchise owner of Entre Computer. He served as Controller of the Federal Home Loan Bank of Seattle in 1983. Mr. Manovich began his career at Deloitte, Haskins & Sells, where he served as a Certified Public Accountant from 1979 to 1983. Mr. Manovich received his Bachelor of Science in Business Administration with an emphasis on Marketing and Management from the University of Montana and his Masters of Business Administration with an emphasis on Finance from the University of Montana.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press release issued by the Company on February 4, 2015 announcing its financial results for the fiscal quarter ended December 31, 2014.
99.2	Press release issued by the Company on February 2, 2015 announcing changes to its executive leadership.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 4, 2015	LIFEVANTAGE CORPORATION By: /s/ Rob Cutler Name: Rob Cutler Title: General Counsel